EX-99.1

For further information, contact:

William K. Grogan
Senior Vice President
Chief Financial Officer
847.498.7070

FOR IMMEDIATE RELEASE
Wednesday, April 26, 2017

IDEX CORPORATION INCREASES REGULAR QUARTERLY DIVIDEND
NINE PERCENT

Lake Forest, IL, April 26, 2017 - IDEX CORPORATION (NYSE:IEX) today announced that its Board of Directors has approved a nine percent increase in the company’s regular quarterly cash dividend to $0.37 per common share. The next dividend will be paid May 31, 2017 to shareholders of record as of May 15, 2017. This dividend represents the company’s 90th consecutive regular quarterly cash dividend payment.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com